YARD DEAL IMPLEMENTATION CONSENT AND AMENDMENT LETTER To: Borr Midgard Assets Ltd. (the "Borrower") Borr Skald Inc. ("Rig Owner A") Borr Saga Inc. ("Rig Owner B") Borr Jack-Up XXXII Inc. ("Rig Owner C" and, together with Rig Owner A and Rig Owner B, the "Rig Owners") Borr Midgard Holding Ltd. ("HoldCo") Borr IHC Limited (“Intermediate HoldCo”) Borr Drilling Limited (the "Ultimate Parent") Date: _____________ 2022 Dear Sir/Madam Hayfin/Borr – US$195,000,000 Term Loan Facility Introduction 1. We refer to the facility agreement dated 25 June 2019 (as amended and restated by an amendment and restatement deed dated on 8 July 2020, an amendment letter dated 28 January 2021, a supplemental letter dated 8 July 2021, an activation plan confirmation letter dated 31 December 2021 and as further amended from time to time, the "Facility Agreement"). 2. Terms and expressions defined in the Facility Agreement have the same meanings when used herein unless the context otherwise requires. Clause 1.2 (Construction) of the Facility Agreement applies, with any necessary modifications, to this amendment letter. Consents 3. We are writing in response to your request dated 5 January 2022 (the "January 2022 Request") for consent to enter into certain amendments to the Shipyard Finance Facilities. The January 2022 Request appended signed term sheets between the Ultimate Parent and PPL Shipyards Pte Limited ("PPL" and such term sheet being the "PPL Term Sheet") and the Ultimate Parent and Keppel Fels Limited ("Keppel" and such term sheet being the "Keppel Term Sheet"). 4. As and with effect from (and subject to the occurrence of) the Effective Date, the Agent (for and on behalf of the Lenders) has consented to the January 2022 Request, including (but not limited to) certain amendments and waivers to the Facility Agreement to be made in accordance with the provisions set out in paragraphs 6 and 0 to this letter. 5. In consideration of the January 2022 Request, each of the Obligors and Intermediate Holdco undertake and agree not to make any amendment to the terms of, and conditions attaching to any Other Finance Facilities Consents (as defined below) prior to the Effective Date in respect of the date of payment of any amount, any change in applicable margins or the amount of any payment of principal, interest, fees or commission payable (in each case, howsoever described) or the rate at which they are calculated or any extension of any period within which a facility is available for utilisation under the Other Finance Facilities from the terms and conditions set out in the drafts of Other Finance Facilities Consents provided to the Lenders before execution of this letter under cover of an email from Skadden, Arps, Slate, Meagher & Flom (UK) LLP dated 22 March 2022, without the prior written consent of the Agent. Amendments 6. The Facility Agreement shall, with effect on and from the Effective Date (defined in paragraph 8 below), be (and it is hereby) amended as follows: 24 March PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAINS PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

(a) Clause 22.24(a)(i) Rig Activation Undertakings of the Facility Agreement shall be, and shall be deemed by this letter to be (with effect from 28 February 2022), deleted in its entirety and replaced with the following: "(i) on or before 30 June 2021, provide the Agent with a comprehensive written plan for Activation of the relevant Activation Rig consistent with the previous activation of Rig B in a form and substance to be approved by the Agent (the “Activation Plan”) acting reasonably with a timetable showing specific and measurable operational, equipment procurement and payment milestones (“Activation Milestones”) to be achieved by specific dates to ensure completion of the Activation no later than 31 December 2021 in respect of Rig A, and 31 March 2022 in respect of Rig C and which includes (but not limited to) the following: (A) an agreed schedule of works to be provided by the relevant yard in Singapore and/or equipment or systems manufacturers and/or servicers; (B) a full inventory list of all CAPEX equipment to be ordered (or, subject to proper documentation of title transfer, transferred to the relevant Rig Owner free of liens or retention of title rights from other Rigs owned by members of the Ultimate Parent Group (other than an Obligor)) and installed on each Activation Rig (including but not limited to long lead items, critical spares, first fill, handling equipment, etc.) and details of the suppliers and contracts entered into in connection with the same (and to the extent practically possible to be with the same suppliers and substantially on the same terms as Rig B); (C) a schedule of anticipated purchase orders required in connection with the Activation and payment terms in respect of equipment, spares or parts, services relating to such purchase orders and, in the case of Rig C, such schedule to include reference to costs outstanding and to be delivered to the Agent no later than 10 January 2022; and (D) a schedule of proposed dates for delivery and installation of equipment, spares, supplies and/or services for the relevant Activation Rig, and in the case of Rig C, such schedule to be delivered to the Agent no later than 10 January 2022."; (b) the insertion of a new clause 20.3 (Book Equity Covenant): “The Ultimate Parent (on a consolidated basis) shall: (i) at all times to and including 30 June 2022 have a Book Equity Ratio equal to or higher than 25% per cent.; (ii) at all times from and including 1 July 2022 to and including 31 December 2022 have a Book Equity Ratio equal to or higher than 30% per cent.; and (iii) at all times on and after 1 January 2023 have a Book Equity Ratio equal to or higher than 35% per cent.” For the purposes of this clause: “Approved Accounting Principles” means generally accepted accounting principles in the United States of America and, where used in respect of Obligors other than the Ultimate Parent, including IFRS or generally accepted accounting principles in the relevant jurisdiction excluding, in all cases, the effects of adoption of the ‘Current Expected Credit Loss Standard’. “Book Equity” means Total Book Assets less Total Book Liabilities. “Book Equity Ratio” means the ratio of Book Equity to Total Book Assets “Total Book Assets” means at the date of computation the total assets, calculated in accordance with the Approved Accounting Principles.

“Total Book Liabilities” means at the date of computation the total liabilities, calculated in accordance with the Approved Accounting Principles. PROVIDED that during the period up to and including 30 June 2022 only, the percentage level in sub-paragraph (i) of the Book Equity Ratio covenant in this clause shall be adjusted immediately and automatically to match the equivalent Book Equity Ratio covenant in respect of the Ultimate Parent under the Bank Finance Facilities (as amended from time to time). At any time thereafter, any amendment to the Book Equity Ratio covenant in this clause shall be strictly subject to the prior written consent of the Agent (acting on the instructions of the Majority Lenders).” 7. The Finance Parties, relying upon the representations and warranties on the part of the Obligors and Intermediate Holdco contained in paragraphs 14, 15 and 16 below, subject to and upon the terms and conditions of this letter, agree to the following waivers to the Facility Agreement: (a) a waiver of Clause 21.29 (Other Creditors) of the Facility Agreement in respect of the payments contemplated under the PPL Term Sheet and Keppel Term Sheet including: to PPL, (i) a payment of $3.7665 million (the "PPL Extension Fee") following the implementation of the PPL Term Sheet plus any additional amount payable to PPL in the event that the total upfront fees or equivalent payable to any other financial creditor with respect to any deferment or refinancing is higher than 0.50% of that creditor’s outstanding principal; (ii) payments of $2 million on the last business day of each of March, June and September 2022, and $24 million on 31 December 2022 (instead of the payments totalling $12 million contemplated by Section 2.4 of the PPL Shipyard Finance Facility); (iii) $20 million in March 2023 (instead of the $18 million contemplated by Section 2.4 of the PPL Shipyard Finance Facility); (iv) payment of half of the Capitalised Interest (as defined in the PPL Shipyard Finance Facility) in three equal instalments on the last business day of June, September and December 2023; (v) payment of half of the Capitalised Interest (as defined in the PPL Shipyard Finance Facility) in four equal instalments on the last business day of March, June, September and December 2024; (vi) a payment of $12.7 million (less the amount of the PPL Extension Fee) of the proceeds of the equity offering by the Ultimate Parent which was committed in December 2021 and to be completed in 2022 in connection with the transactions contemplated by the PPL Term Sheet and Keppel Term Sheet (the “Implementation Offer”) provided such equity offering is completed by 11 February 2022; (vii) for the period up until (and including) 30 June 2022, a payment of 20% of the net proceeds of other future equity offerings by the Ultimate Parent (other than the proceeds of the Implementation Offer) provided that such payments made after 30 June 2022 shall be made with the consent of the Lenders or otherwise have been permitted under the Finance Documents; and (viii) a payment of $10 million in respect of Capitalised Interest or principal to be payable if, during 2022, the market capitalisation of the Ultimate Parent exceeds $500m, over a period of at least five consecutive trading days; to Keppel,

(i) a payment of $2.8 million (the "Keppel Extension Fee") following the implementation of the Keppel Term Sheet; (ii) payments of $1.5 million on the last business day of each of March, June and September 2022, and $18.1 million in December 2022 (instead of the payments totalling $12 million as contemplated by Section 2.4 of the Keppel Shipyard Finance Facility); (iii) a payment of $15.7 million, or, if lower, such amount required to reduce the accrued balance of interest, cost cover and holding costs pursuant to the Keppel Shipyard Finance Agreement to zero in March 2023 (instead of the $18 million contemplated by Section 2.4 of the Keppel Shipyard Finance Facility); (iv) payment of half of the accrued balance of interest, cost cover and holding costs pursuant to the Keppel Shipyard Finance Agreement in three equal instalments on the last business day of June, September and December 2023; (v) payment of half the accrued balance of interest, cost cover and holding costs pursuant to the Keppel Shipyard Finance Agreement in four equal instalments on the last business day of March, June, September and December 2024; (vi) a payment of $6.9million (in addition to the amount of the Keppel Extension Fee) of the proceeds of the Implementation Offer provided such equity offering is completed by 11 February 2022; (vii) for the period up until (and including) 30 June 2022, a payment of 14.3% of the net proceeds of other future equity offerings by the Ultimate Parent (other than the proceeds of the Implementation Offering) provided that such payments made after 30 June 2022 shall be made with the consent of the Lenders or otherwise have been permitted under the Finance Documents; and (viii) a payment of $8.7 million in respect of Capitalised Interest or principal to be payable if, during 2022, the market capitalisation of the Ultimate Parent exceeds $500m, over a period of at least five consecutive trading days; (b) to the extent applicable, a waiver of Clause 26.6(a) (Insolvency) of the Facility Agreement until 30 June 2022, in relation to negotiations between the Obligors and their creditors in relation to a refinance or extension of to the maturities under the Other Finance Facilities and the $350 million unsecured convertible bonds issued by the Ultimate Parent pursuant to bond terms dated 18 May 2018; (c) to the extent applicable, a waiver of Clause 21.20(b) of the Facility Agreement until 30 June 2022 to the extent it applies to any new Security or Quasi-Security granted for the benefit of creditors under the Other Finance Facilities by a member of the Ultimate Parent Group which replaces, substitutes, reaffirms or restates any Security or Quasi- Security granted or provided for under the Other Finance Facilities on or before 30 July 2020; and (d) to the extent applicable, a waiver of Clause 21.30 (Builder Guarantee) of the Facility Agreement, in respect of any increase in the guaranteed liability under the Builder Guarantee arising as a result of the extension to the repayment dates contemplated under the PPL Term Sheet, provided that there shall be no increase in the rate applicable to the capitalised interest guaranteed under the Builder Guarantee. 8. The consent and amendment letter dated 28 January 2021 (the “Consent and Amendment Letter”) shall, with effect on and from the Effective Date, be (and it is hereby) amended as follows: (a) the deletion in its entirety of sub-paragraph (h)(D) of the “Permitted Payments” definition under paragraph 3 and its replacement with the following:

“the terms of, and conditions attaching to the New Facility including the cash payable margins, interest, fees or commission payable or the rate at which they are calculated are no more favourable than the terms and conditions of the Other Finance Facility (and, in relation to any margin increase “more favourable” shall mean an increase in the existing margin by an amount more than one per cent. (1%) which is cash payable); and”. 9. The amendments and waivers to be made to the Facility Agreement by this letter shall take effect on and from the date (the “Effective Date”) on which the Agent notifies the Borrower that it has received the following documents and evidence in form and substance satisfactory to it: (a) a duly executed copy of this letter countersigned by each of the Obligors and Intermediate HoldCo acknowledging the terms of this letter; (b) to provide evidence of receipt (in cash in full) by the Ultimate Parent (or any other member of the Ultimate Parent Group) of the proceeds of an equity offering in an amount of not less than US$30,000,000 (less underwriting fees and costs of not more than 5% of the gross proceeds raised); and (c) true and accurate copies of (in each case, duly executed) the amendment agreements or deeds entered into pursuant to which the Bank Finance Parties have agreed, under each of the Bank Finance Facilities respectively, to amend the Book Equity Covenant and to grant the same or similar consents on substantially the same terms as this letter (the “Other Finance Facilities Consents”). 10. Following the Effective Date, the Borrower shall provide the Agent with copies of the amended Shipyard Finance Facilities implementing the terms of the PPL Term Sheet and Keppel Term Sheet respectively by no later than 30 June 2022. Confirmations and undertakings 11. As and with effect from the Effective Date, the Obligors confirm that the aggregate payments of $12,000,000 due to PPL Shipyard Pte. Ltd. and the aggregate payments of $12,000,000 due to Keppel FELS Limited (or its affiliates) in each case payable during 2022 shall no longer be applicable as Permitted Payments for the purposes of the Facility Agreement unless and until the conditions to the amendments to the PPL Shipyard Finance Facility and/or the Keppel Shipyard Finance Facility are not met and the parties thereto revert to the terms and conditions of such Shipyard Finance Facilities in force prior to the Implementation Offering, which shall continue to remain in full force and effect. 12. In respect of the PPL Term Sheet and the Keppel Term Sheet, the Ultimate Parent undertakes to promptly provide written notice to the Agent in the event that: (a) the conditions precedent to the amendments to the PPL Shipyard Finance Facility and/or the Keppel Shipyard Finance Facility contemplated by the PPL Term Sheet and/or the Keppel Term Sheet are not expected to be satisfied or waived; or (b) the amendments contemplated by the PPL Term Sheet and/or the Keppel Term Sheet are not expected to be (or are not) implemented by 30 June 2022. 13. The Obligors and Intermediate Holdco confirm that in the event that: (a) the amendments to the respective Shipyard Finance Facilities revert to the terms in force prior to the Implementation Offering as a result of the reversion provision in the PPL Term Sheet and/or the Keppel Term Sheet; or (b) the terms of the PPL Term Sheet and/or the Keppel Term Sheet are amended, waived or otherwise modified in any respect (either prior to the Implementation Offering or thereafter (having been reflected in the relevant documentation with Keppel and/or

PPL)) and not otherwise approved in writing by the Agent (on the instructions of the Majority Lenders), then from such time, the amendments to the Facility Agreement as contemplated herein and the January 2022 Request shall cease to apply to any terms or actions agreed to be taken from the time of such reversion, amendment, waiver or modification (as applicable). For the avoidance of doubt, the Shipyard Finance Facilities (as amended in accordance with the terms of the PPL Term Sheet and the Keppel Term Sheet respectively) will each contain a provision which provides that, if a refinancing of certain other Group obligations fails to be completed by 30 June 2022, the Shipyard Finance Facilities (as amended in accordance with the terms of the PPL Term Sheet and the Keppel Term Sheet respectively) will revert to their respective original terms and conditions and the provisions requiring that an aggregate of 34.3% of the net proceeds of other future equity offerings by the Ultimate Parent be paid to the creditors under those facilities (as contemplated by paragraphs 7(a)(vii) and 7(a)(vii) above) will cease to apply. Representations and Warranties 14. Each Obligor and Intermediate HoldCo represents and warrants that the representations and warranties contained in clause 18 of the Facility Agreement are deemed to be made on the date of this letter and on the Effective Date. 15. Each director who has countersigned this letter on behalf of each Obligor and Intermediate HoldCo hereby represents and warrants (in its capacity as director of the relevant Obligor and Intermediate HoldCo and without personal liability) that they are duly authorised to enter into this letter on behalf of the relevant Obligor and Intermediate HoldCo (as applicable). 16. Each Obligor and Intermediate HoldCo acknowledges that the Agent has entered into this letter in full reliance on the representations and warranties made to it on the terms stated in the paragraph 15 above. Affirmation and Further Assurance 17. Each Obligor and Intermediate HoldCo confirms: (a) its knowledge and acceptance of this letter; (b) that all Finance Documents, including the Facility Agreement shall continue in full force and effect; (c) the terms of this letter are without prejudice to the confirmation given in respect of Rig A in paragraph 3(a) of the activation confirmation letter between the parties hereto dated 8 July 2021; and (d) that: (i) the Transaction Security will remain in full force and effect and will continue to constitute the legal, valid and binding obligations of the relevant Obligor and Intermediate HoldCo; and (ii) the guarantee(s) given by each Guarantor under or in connection with the Finance Documents will continue in full force and effect and will continue to constitute the legal, valid and binding obligations of each Guarantor. 18. The parties to this letter hereby agree that they shall be bound by the terms of the Facility Agreement as amended and varied by the terms of this letter.

19. Each Obligor shall, at the request of the Agent and at their own expense, do all such acts and things necessary or desirable to give effect to the provisions to be effected pursuant to this letter. 20. Other than as set out in paragraph 7 above, nothing in this letter shall constitute a waiver, or prejudice, diminish, or otherwise adversely affect, any present or future rights or remedies of the Lenders in respect of or pursuant to the Facility Agreement or any other Finance Document, which shall continue to be enforceable. This letter is entered into without prejudice to any rights which the Agent may now or in the future have in relation to any outstanding Event of Default or any other circumstances or matters other than specifically referred to in this letter, which rights shall remain in full force and effect. 21. The Agent and/or the Lenders shall be reimbursed by no later than 31 March 2022 or such earlier date to be agreed between the Ultimate Parent and the Agent of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation and execution of this letter. 22. The Agent shall, from time to time within ten (10) Business Days of demand from the Agent, be reimbursed on a full indemnity basis for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Lenders under this letter and any other document referred to in this letter including any Finance Document. 23. The Parties agree and acknowledge that this letter, redacted to remove any commercially sensitive information, may be disclosed by the Ultimate Parent to the Other Finance Parties and, if required by applicable law or regulation, filed with the US Securities and Exchange Commission or the Financial Supervisory Authority of Norway. 24. A person who is not a party to this letter will not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter. 25. Once countersigned, this letter shall constitute a Finance Document. 26. Clauses 36 (Notices), 42 (Counterparts) and 43 (Governing Law) of the Facility Agreement shall apply to this letter as if they were expressly incorporated in this letter with any necessary modifications. The Finance Parties agree to treat any information received in connection with this letter which relates to the Ultimate Parent Group as Confidential Information in accordance with the terms of clause 41 (Confidentiality) of the Facility Agreement. Yours faithfully, …………………………….. Name: Vikas Mehta Title: for and on behalf of HAYFIN SERVICES LLP as Agent Authorised Signatory